FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Fourth Quarter and Full Year 2015 Results

JERSEY CITY, NJ, Thursday, February 18, 2016 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary financial results for the fourth quarter and full year 2015.

Fourth Quarter and Full Year 2015 Highlights
●	Fourth quarter net sales decreased 9.0% to $135.2 million compared with net sales of $148.7 million in the fourth quarter of 2014.
●	Fourth quarter operating profit increased 66.3% to $4.2 million compared with operating profit of $2.5 million in the fourth quarter of 2014.
●	Fourth quarter net earnings per share – "EPS" – was $0.19 per Class A share and $0.21 per Class B share compared with EPS of $0.14 per Class A share and $0.15 per Class B share in the fourth quarter of 2014.
●	2015 net sales increased 16.4% to $567.1 million compared with net sales of $487.1 million in 2014.
●	2015 operating profit more than doubled to $28.0 million compared with operating profit of $13.5 million in 2014.
●	2015 EPS was $1.49 per Class A share and $1.59 per Class B share compared with EPS of $0.69 per Class A share and $0.75 per Class B share in 2014.

These results include the operations of Power Solutions, acquired in June 2014, and Connectivity Solutions, acquired in July and August 2014, from the respective dates of acquisition.

CEO Comments
Daniel Bernstein, President and CEO, said, "Driven by an increase in gross margin to 18.9% of sales in the fourth quarter of 2015 compared with 18.5% in the same period last year, and by a decrease in fourth quarter SG&A expenses to 15.3% of sales compared with 16.5% in the fourth quarter of 2014, Bel delivered a sharp increase in operating profit, improved net earnings and strong cash flow in the quarter despite a decrease in revenue that was in line with industry trends. As a result, we were able to reduce total debt to $187.2 million at December 31, 2015, repaying $10.5 million during the fourth quarter and $45.4 million since December 31, 2014.  We remain focused on cost reduction. During the quarter we completed additional facility consolidations and operational enhancements that resulted in a $798,000 restructuring charge.  We expect these latest initiatives to save an estimated incremental $1 million annually beginning in 2016.  This is on top of the $3.5 million in annual savings we anticipate to achieve in 2016 from our previously announced restructuring efforts."

"At Bel Power Solutions, a variety of quality, manufacturing and R&D improvements we made during the year helped us sustain our position at the cutting edge of technology and new product development. Strategic customers continued to award Bel their highest quality ratings, and we continued to win new designs from networking, data center, industrial, and storage customers.  While some of this new business shipped in the fourth quarter as expected, some did not, as overall customer demand slowed during the period.  We restructured our sales team in 2015 to enhance our ability to capture new accounts and grow the business.  Combined with our commitment to offering the highest quality, competitively priced products, we remain optimistic about the outlook for Bel Power Solutions for 2016."

(more)

Bel Reports Fourth Quarter and 2015 Results
February 18, 2016

"Bel's Cinch Connectivity Solutions reported improved fourth quarter operating results in a challenging market environment, primarily as a result of our restructuring initiatives during 2015. We aggressively pursued cost reductions in all areas of the business.  During the fourth quarter we completed the closure of our Array Connector facility in Miami, and resumed production as scheduled at our facilities in McAllen, Texas and Reynosa, Mexico.  We also completed the consolidation of our administrative offices in the Chicago area, which we expect to enhance the productivity of our US-based Connectivity management team."

"While we cannot control business conditions in the global markets, we have taken substantial steps to adjust to the downturn. We believe this strategy has both strengthened our competitive position and enhanced our ability to achieve our goals in the years ahead."

Fourth Quarter 2015 Results
Net sales decreased 9.0% to $135.2 million in the fourth quarter of 2015, compared with $148.7 million in the fourth quarter of 2014, primarily due to lower sales of Bel's power solutions and protection products, as well as certain magnetic and connectivity products.

Operating income increased to $4.2 million in the fourth quarter of 2015, compared with operating income of $2.5 million in the fourth quarter of 2014. This increase reflected higher gross profit margin and lower SG&A expenses as a percentage of revenue. Depreciation and amortization expense was $5.9 million in the fourth quarter of 2015 compared with $7.4 million in the fourth quarter of 2014, due to the timing of assets becoming fully depreciated in the prior year. Restructuring charges in the fourth quarter of 2015 were $798,000 compared with restructuring charges of $466,000 in the fourth quarter of 2014.

Interest expense decreased to $1.6 million in the fourth quarter of 2015, compared with $1.9 million in the fourth quarter of 2014, primarily due to the repayment of borrowings used to fund the 2014 acquisitions.

Net earnings in the fourth quarter of 2015 were $2.4 million, compared with net earnings of $1.8 million in the fourth quarter of 2014.

Full Year 2015 Results
Net sales increased 16.4% to $567.1 million in 2015, compared with $487.1 million in 2014.  Excluding $96.0 million of incremental net sales in 2015 attributable to last year's acquisitions, net sales declined $16.0 million, or 4.5% in 2015 compared with 2014. This decline was primarily due to lower sales of Bel's power solutions and protection products, as well as certain magnetic and connectivity products.

Operating income increased to $28.0 million in 2015, compared with operating income of $13.5 million in 2014. This increase was primarily due to the increase in net sales as well as the improvement in gross profit margin and reduced SG&A expenses as a percentage of net sales.  Depreciation and amortization expense increased to $23.0 million in 2015, compared with $20.4 million in 2014, primarily reflecting the impact of the 2014 acquisitions.  Operating income in 2015 included net realized gains from foreign currency revaluation of approximately $5.1 million before taxes (approximately $0.33 per Class A and Class B shares, net of taxes), primarily due to the favorable impact of the weakening of the euro against the U.S. dollar on a $34 million intercompany loan. As of December 31, 2015, this intercompany loan was settled.

Interest expense increased to $7.6 million in 2015, compared with $4.0 million in 2014. This increase was due to a full year of interest expense on the borrowings used to fund the 2014 acquisitions.

Net earnings in 2015 were $18.7 million compared with net earnings of $8.6 million in 2014.

(more)

Bel Reports Fourth Quarter and 2015 Results
February 18, 2016

Balance Sheet Data
As of December 31, 2015, working capital was $155.5 million, including $85.0 million of cash and cash equivalents and a current ratio of 2.2-to-1. Total debt obligations were $187.2 million.  In comparison, as of December 31, 2014, working capital was $188.9 million, including $77.1 million of cash and cash equivalents and current ratio of 2.6-to-1 and total debt obligations of $232.6 million.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EST today.  To participate, dial (720) 545 0088, conference ID number: 49751011.  A simultaneous webcast of the conference call may be accessed online from the Events and Presentations link of the Investors page under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for a period of 20 days at this same Internet address.  For a telephone replay, dial (404) 537-3406, conference ID number: 49751011 after 1:00 p.m. EST.

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding potential annual cost savings, Bel's ability to achieve its goals in future periods, revenue and profitability growth, the outlook for Bel Power Solutions for 2016 and the cohesion and productivity of Bel's US based Connectivity management team) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The non GAAP measures identified in the supplementary information to this press release are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

(tables attached)

Bel Fuse Inc.
Supplementary Information(1)(2)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales	$135,246	$148,650	$567,080	$487,076
Cost of sales	109,617	121,091	458,667	399,721

Gross profit	25,629	27,559	108,413	87,355
As a % of net sales	18.9%	18.5%	19.1%	17.9%

Selling, general and administrative expenses	20,646	24,576	78,309	72,051
As a % of net sales	15.3%	16.5%	13.8%	14.8%
Restructuring charges	798	466	2,114	1,832

Income from operations	4,185	2,517	27,990	13,472
As a % of net sales	3.1%	1.7%	4.9%	2.8%

Interest expense	(1,623)	(1,854)	(7,588)	(3,978)
Interest income and other, net	22	155	4,720	276

Earnings before provision (benefit) for income taxes	2,584	818	25,122	9,770
Provision (benefit) for income taxes	174	(957)	6,410	1,167
Effective tax rate	6.7%	-117.1%	25.5%	11.9%

Net earnings available to common stockholders	$2,410	$1,775	$18,712	$8,603

As a % of net sales	1.8%	1.2%	3.3%	1.8%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175	2,175	2,175

Class B common shares - basic and diluted	9,710	9,703	9,698	9,491

Net earnings per common share:
Class A common shares - basic and diluted	$0.19	$0.14	$1.49	$0.69

Class B common shares - basic and diluted	$0.21	$0.15	$1.59	$0.75

(1) The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission. Some prior period amounts have been reclassified to conform to the current year presentation. These reclassifications, individually and in the aggregate, had no impact on our consolidated statements of operations.

(2) The 2014 Condensed Consolidated Statements of Operations have been revised to reflect measurement period adjustments recorded during 2015 for the acquisition of Power Solutions. The measurement period adjustments primarily relate to the finalization of the valuations of property and equipment and intangible assets and deferred taxes and these revisions were not considered material.

Bel Fuse Inc.
Supplementary Information(1)(2)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	December 31,
	2015	2014
Assets

Current assets:
Cash and cash equivalents	$85,040	$77,138
Accounts receivable, net	86,268	99,605
Inventories	98,194	113,630
Other current assets	15,737	20,283

Total current assets	285,239	310,656

Property, plant and equipment, net	57,611	69,261
Goodwill and other intangible assets, net	209,461	213,871
Other assets	34,080	41,633

Total assets	$586,391	$635,421

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$49,798	$61,926
Current portion of long-term debt	32,525	13,438
Other current liabilities	47,449	46,438

Total current liabilities	129,772	121,802

Long-term debt	154,663	219,187
Other liabilities	69,391	70,159

Total liabilities	353,826	411,148

Stockholders' equity	232,565	224,273

Total liabilities and stockholders' equity	$586,391	$635,421

(1) The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission. Some prior period amounts have been reclassified to conform to the current year presentation. These reclassifications, individually and in the aggregate, had no impact on our condensed consolidated balance sheets.

(2) The December 31, 2014 Condensed Consolidated Balance Sheet has been revised to reflect measurement period adjustments recorded during 2015 for the acquisition of Power Solutions. The measurement period adjustments primarily relate to the finalization of the valuations of property and equipment and intangible assets and deferred taxes. These revisions were not considered material to the Condensed Consolidated Balance Sheet.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of U.S. GAAP Net Earnings Available to Common Stockholders to Non U.S. GAAP EBITDA(2)
(in thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

U.S. GAAP net earnings available to common stockholders	$2,410	$1,775	$18,712	$8,603
Interest expense	1,623	1,854	7,588	3,978
Provision (benefit) for income taxes	174	(957)	6,410	1,167
Depreciation and amortization	5,884	7,380	23,008	20,367

Non U.S. GAAP EBITDA	$10,091	$10,052	$55,718	$34,115

% of net sales	7.5%	6.8%	9.8%	7.0%

(1) The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) In this supplemental information, we have included non U.S. GAAP financial measures, including Non-U.S. GAAP EPS and EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under U.S GAAP, to aid in comparisons with other periods. We may use non U.S GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

The following tables reconcile our US GAAP net earnings per common Class A and Class B basic and diluted shares ("US GAAP EPS") to Non US GAAP net earnings per common Class A and Class B basic and diluted shares ("Non US GAAP EPS"). Amounts in thousands, except per share data, unaudited.

	Three Months Ended December 31,				Year Ended December 31,
	2015		2014		2015		2014
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B

US GAAP EPS	$0.19	$0.21	$0.14	$0.15	$1.49	$1.59	$0.69	$0.75
Reconciling items (a)	0.05	0.05	0.24	0.27	(0.01)	(0.01)	0.86	0.91

Non US GAAP EPS	$0.24	$0.26	$0.38	$0.42	$1.48	$1.58	$1.55	$1.66

(a) The following tables detail the impact of certain unusual or non-recurring items had on the Company's net earnings per common Class A and Class B basic and diluted shares and the line items these items were included on the condensed consolidated statements of operations.

	Three Months Ended December 31, 2015					Three Months Ended December 31, 2014
Reconciling Items	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact

Restructuring charges	$798	$288	$510	$0.04	$0.04	$466	$163	$303	$0.02	$0.03
Acquisition related costs included in
selling general and administrative expenses	54	21	33	--	--	2,083	813	1,270	0.10	0.11
Acquisition related settlement payment	--	--	--	--	--	--	--	--	--	--
Information technology migration and rebranding costs
included in selling, general and administrative expenses	186	66	120	0.01	0.01	1,017	381	636	0.05	0.05
Acquisition related inventory step-up included in cost of sales	--	--	--	--	--	1,309	419	890	0.07	0.08

Total reconciling items	$1,038	$375	$663	$0.05	$0.05	$4,875	$1,776	$3,099	$0.24	$0.27

	Year Ended December 31, 2015					Year Ended December 31, 2014
Reconciling Items	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact

Restructuring charges	$2,114	$708	$1,406	$0.11	$0.12	$1,832	$648	$1,184	$0.10	$0.10
Acquisition related costs included in
selling general and administrative expenses	605	227	378	0.03	0.03	7,463	2,895	4,568	0.38	0.40
Acquisition related settlement payment	(4,233)	(1,609)	(2,624)	(0.21)	(0.22)	--	--	--	--	--
Information technology migration and rebranding costs
included in selling, general and administrative expenses	1,124	409	715	0.06	0.06	1,017	381	636	0.05	0.06
Acquisition related inventory step-up included in cost of sales	--	--	--	--	--	5,948	1,885	4,063	0.33	0.35

Total	$(390)	$(265)	$(125)	$(0.01)	$(0.01)	$16,260	$5,809	$10,451	$0.86	$0.91